Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated January 19, 2006

by and among

HUB GROUP, INC.,

COMTRAK, INC.

and

MICHAEL J. BRUNS

TABLE OF CONTENTS

- i -

- ii -

12.2	Indemnification by Purchaser	37
12.3	Claim Procedure/Notice of Claim.	38
12.4	Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.	39

- iii -

Exhibit Index

Exhibit	Description	Section Reference
A	Earnout Payments	Definitions
B	Purchase Price Allocation	2.9
C	Bill of Sale and Assignment Agreement	3.2(a)
D	Seller's Counsel Opinion	3.2(e)
E	Landlord Consent and Estoppel Certificate	3.2(g)
F	Headquarters Lease	3.2(h)
G	Restricted Stock Agreement	Definitions
H	Purchaser's Counsel Opinion	3.3(d)
I	Assumption Agreement	3.3(e)
J	Stockholder Employment and Non-Compete Agreement	Definitions
K	Proprietary Interest Protection and Non-Solicitation Agreement	Definitions
L	Illustrative Calculation of Net Working Capital	2.3(a)

-iv -

Disclosure Schedule Index

Section 5.3 -	Pending Closing
Section 7.1 -	Foreign Qualifications
Section 7.3 -	Required Consents and Approvals
Section 7.6 -	Related Party Transactions
Section 7.7 -	Personal Property
Section 7.8 -	Condition of Assets
Section 7.9 -	Leasehold Interests
Section 7.10 -	Litigation and Compliance with Laws
Section 7.11 -	Intellectual Property
Section 7.12 -	Contracts
Section 7.13(e) -	Indebtedness
Section 7.14 -	Changes Since the Most Recent Audited Balance Sheet Date
Section 7.15 -	Insurance
Section 7.16 -	Licenses and Permits
Section 7.17 -	Environmental Matters
Section 7.18 -	Employee Benefits
Section 7.20(a) -	Suppliers
Section 7.20(b) -	Customers

Schedule Index

Schedule 2.1 -	Certain Retained Assets
Schedule 3.3(h) -	Restricted Stock Grantees
Schedule 9.5 -	Certain Required Consents and Approvals
Schedule 9.10 -	Certain Contract Amendments

- v -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of January 19, 2006 (this "Agreement") by and among HUB GROUP, INC., a Delaware corporation ("Purchaser"), COMTRAK, INC., a Texas corporation ("Seller"), and Michael J. Bruns ("Stockholder").

RECITALS:

A.           Seller is engaged in the transportation of goods in interstate and intrastate commerce as a common carrier and contract carrier pursuant to various permits issued by the Surface Transportation Board and various state agencies regulating motor carrier operations (the "Business").

B.           Seller desires to sell the Business and substantially all of its assets and properties and Purchaser desires to acquire the Business and substantially all of the assets and properties of Seller, on the terms and subject to the conditions hereinafter set forth.

C.           Stockholder owns, beneficially and of record, all of the outstanding capital stock of Seller.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1          Previously Defined Terms. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2          Definitions. Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

"Accounts Receivable" - As defined in clause (i) of the definition of Purchased Assets.

"Adjustment Report" - As defined in Section 2.4(b).

"Adverse Consequences" means all allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

"Affiliate" means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Alternative Proposal" - As defined in Section 5.3(s).

"Assumed Liabilities" - As defined in Section 2.6(a).

"Audited Financial Statements" - As defined in Section 6.1(a).

"Benefit Plans" - As defined in Section 7.18(b).

"Bill of Sale and Assignment Agreement" - As defined in Section 3.2(a).

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day other than a Saturday or Sunday or other day on which banks in Chicago, Illinois or Memphis, Tennessee are authorized or required to be closed.

"Business EBITDA" means, for any Earnout Period, the income of the Business before interest, income taxes, depreciation and amortization for such Earnout Period, calculated in accordance with GAAP and based on the same accounting principles and procedures applied in the preparation of Seller's Most Recent Audited Financial Statements. The parties hereto acknowledge and agree that Business EBITDA shall not include (a) any income, gains, losses or expenses from any other business of Purchaser, including any business of Purchaser that Purchaser may from or after the Closing combine with the Business, such as Purchaser's drayage operations and the business of Quality Services, LLC or (b) any gain or loss on the sale of equipment or investments.

"Business EBITDA Shortfall" - As defined in Section 2.3(c)(ii).

"Cap" - As defined in Section 12.5(b).

"CERCLA" - As defined in clause (i) of the definition of Hazardous Material.

"Claim Notice" - As defined in Section 12.3(a).

"Claimed Amount" - As defined in Section 12.3(a).

"Closing" - As defined in Section 3.1.

"Closing Accounts Receivable" means all Accounts Receivable outstanding as of the Closing Date.

"Closing Date" - As defined in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Contracts" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

"Controlling Party" - As defined in Section 12.3(c).

"Current Assets" means Seller's Accounts Receivable, Inventory and Prepaids; provided, that Current Assets does not include interest receivable or any other Retained Assets.

"Current Liabilities" means those liabilities that constitute accounts payable, drivers' escrow, drivers' savings and accrued expenses; provided, that Current Liabilities does not include any claims payable or other Retained Liabilities.

"Danni's Aviation, LLC" means Danni's Aviation, LLC, a Tennessee limited liability company.

"Disclosure Schedule" means the letter dated even date herewith delivered to Purchaser by Seller pursuant to Section 6.1(c) simultaneously with the execution and delivery of this Agreement.

"Earnout Payment" - As defined in Section 2.3(c)(i).

"Earnout Payment Penalty" - As defined in Section 2.3(c)(ii).

"Earnout Period" - As defined in Section 2.3(c)(i).

"Environmental Claim" means any and all Adverse Consequences (including expenditures for investigation and remediation) incurred by reason of the presence, Release, threatened Release, handling or transportation of Hazardous Materials or otherwise related to a violation or alleged violation of Environmental Laws.

"Environmental Laws" means any and all Laws, permits, approvals, authorizations, Orders and other requirements having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all state and local counterparts: CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b), (m) or (o) of the Code.

"Estimated Net Working Capital" - As defined in Section 2.3(a).

"Excess Business EBITDA" - As defined in Section 2.3(c)(iii).

"Facilities" - As defined in Section 7.9.

"Final Closing Balance Sheet" - As defined in Section 2.4(d).

"Final Net Working Capital" means the Net Working Capital as reflected on the Final Closing Balance Sheet.

"Final Net Working Capital Calculation" - As defined in Section 2.4(a).

"Financial Statements" means the Audited Financial Statements and the Interim Financial Statements.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

"Hazardous Material" means (i) all substances, wastes, pollutants, contaminants and materials (collectively, "Substances") regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA") the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (ii) all Substances with respect to which any Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls ("PCBs").

"HCE" - As defined in Section 14.1(b)(i).

"Headquarters Lease" - As defined in Section 3.2(i).

"Indebtedness" shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all guarantees of any of the items set forth in clauses (a) - (c) above.

"Indemnified Party" - As defined in Section 12.3(a).

"Indemnifying Party" - As defined in Section 12.3(a).

"Independent Auditors" - As defined in Section 2.4(c).

"Information" - As defined in Section 13.1.

"InfoTrak, LLC" means InfoTrak, LLC, a Tennessee limited liability company.

"Interim Balance Sheet" means the balance sheet included in the Interim Financial Statements.

"Interim Balance Sheet Date" means October 1, 2005.

"Interim Financial Statements" - As defined in Section 6.1(b).

"Inventory" - As defined in clause (iii) of the definition of Purchased Assets.

"IRS" means the Internal Revenue Service.

"Law" means any law, statute, code, regulation, ordinance, rule, Order, or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

"Leasehold Interests" - See clause (v) of definition of Purchased Assets.

"Liabilities" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature.

"Material Adverse Change" means a change that is or could reasonably be expected to be materially adverse to (a) the results of operations, financial condition, business, prospects, rights, properties, assets or liabilities of Seller, (b) Seller's relations with its management, employees, drivers, creditors, suppliers, customers, regulators, insurers or others having business relationships with Seller, or (c) the ability of Seller to consummate the transactions contemplated hereby or perform its obligations hereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (i) any adverse change or development relating to the United States financial, banking or securities markets, (ii) conditions resulting from the announcement of the transactions contemplated hereby, (iii) national or international political or social conditions or (iv) any adverse change or development impacting the United States intermodal/truckload motor carrier industry generally.

"Maximum Annual Earnout Payment" means, for an Earnout Period, the "Maximum Annual Earnout Payment" indicated on Exhibit A for such Earnout Period.

"Most Recent Audited Balance Sheet" means Seller's audited consolidated balance sheet as of January 1, 2005.

"Most Recent Audited Balance Sheet Date" means January 1, 2005.

"Most Recent Audited Financial Statements" means Seller's audited consolidated financial statements as of, and for the year ended, January 1, 2005.

"Net Working Capital" means the Current Assets minus the Current Liabilities, which shall be calculated in accordance with the accounting principles and methodology set forth in Exhibit L.

"NHCE" - As defined in Section 14.1(b)(i).

"NHCE Plan" - As defined in Section 14.1(b)(i).

"Non-controlling Party" - As defined in Section 12.3(c).

"Objection Notice" - As defined in Section 12.3(b).

"Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

"Ordinary Course" means the ordinary course of business of Seller, consistent with past practice and custom (including with respect to quantity and frequency).

"Past Due Rate" means an interest rate equal to five percent (5%) per annum.

"PCBs" - As defined in clause (v) of the definition of Hazardous Material.

"Permits" - As defined in Section 7.16.

"Permitted Liens" means (a) liens for Taxes not yet due and payable and (b) landlord and lessor liens existing under the terms and conditions of leases of real or personal property, but not any such lien that has arisen or exists as a result of a default or breach by Seller of any obligation thereunder or the failure of any condition thereunder to be satisfied.

"Person" means any natural person, corporation, partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

"Prepaids" - As defined in clause (ii) of the definition of Purchased Assets.

"Properties" - As defined in Section 7.9(a).

"Proprietary Interest Protection and Non-Solicitation Agreements" means the Proprietary Interest Protection and Non-Solicitation Agreements, substantially in the form of Exhibit K, to be entered into on the Closing Date between Purchaser and each of the Restricted Stock Grantees.

"Purchase Price" - As defined in Section 2.2.

"Purchased Assets" means the Business and, except for the Retained Assets, all assets, rights and properties owned by Seller on the Closing Date, whether or not carried and reflected on the books of Seller, including the following:

(i)           All accounts, notes, contract or other receivables of Seller (collectively, "Accounts Receivable");

(ii)          All deposits and advances, prepaid expenses and other prepaid items of Seller, to the extent the foregoing are transferable to Purchaser and the full amount thereof is realizable by Purchaser after the Closing, but not including any prepaid taxes and licenses (collectively, "Prepaids");

(iii)        All inventories of Seller, including all inventories of parts, supplies, tires and merchandise (collectively, "Inventory");

(iv)         All tangible assets, including vehicles, trucks, tractors, trailers and other transportation equipment, machinery, equipment, tools, strapping, pallets, spare parts, operating supplies, fuel, furniture and office equipment, fixtures, construction-in-progress, telephone systems, telecopiers, photocopiers and computer hardware, of Seller, including all tangible assets listed in Section 7.7 of the Disclosure Schedule;

(v)          All of Seller's right, title and interest in and to the Facilities, including the real property leases described in Section 7.9 of the Disclosure Schedule and the leasehold improvements situated on the leased real property which is the subject of each such lease (collectively, the "Leasehold Interests");

(vi)         All of Seller's right, title and interest in, to or under the (A) Contracts described in Section 7.12 of the Disclosure Schedule, (B) any executory Contracts of Seller which relate to the Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12 of this Agreement; and (C) executory Contracts entered into by Seller relating to the Business after the date hereof in the Ordinary Course and in compliance with the terms and provisions of this Agreement;

(vii)       All of Seller's right, title and interest in and to the following intellectual property: trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates); domain names; licenses with respect to any of the foregoing; trade secrets, proprietary manufacturing information and know-how; computer software, inventions, inventors' notes, drawings and designs; customer and vendor lists and the goodwill associated with any of the foregoing, including any of the foregoing described in the Disclosure Schedule;

(viii)      All permits and licenses of Seller to the extent transferable or assignable to Purchaser;

(ix)         All of Seller's right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees;

(x)          All of Seller's files, papers, documents and records, including credit, sales and accounting records, price sheets, catalogues and sales literature, books, processes, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence, logs, employment records and any other information reduced to writing;

(xi)	A copy of Seller's general ledgers and books of original entry;

(xii)       All other miscellaneous assets of Seller relating to the Business wherever located; and

(xiii)	The Business of Seller as a going concern.

"Purchaser 401(k) Plan" - As defined in Section 14.1(b)(i).

"Purchaser Indemnities" - As defined in Section 12.1.

"Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

"Response" - As defined in Section 12.3(b).

"Restricted Stock Agreements" means the Terms of Restricted Stock Award under Hub Group, Inc. 2002 Long-Term Incentive Plan in the form of Exhibit G, to be executed by Purchaser in favor of each of the key managers and employees identified by Stockholder to Purchaser in writing not less than ten (10) days prior to the Closing Date, pursuant to which Purchaser shall grant to such managers and employees on the Closing Date restricted shares of Purchaser's Class A Common Stock having an aggregate value equal to $2.0 million, which shares shall vest ratably over the five years following the Closing Date, subject to the terms and conditions of the Restricted Stock Agreements. The number of shares to be granted on the

Closing Date will be determined based on the closing market price of such shares on the Business Day immediately preceding the Closing Date.

"Restricted Stock Grantees" means each of the individuals identified in Schedule 3.3(h), who are to receive shares of Purchaser's restricted stock at the Closing.

"Retained Assets" means the following:

(i)	all cash and cash equivalents and marketable securities of Seller;

(ii)          Seller's corporate seal, minute books and stock record books, the general ledgers and books of original entry, all tax returns and other tax records, reports, data, files and documents;

(iii)        the assets of Seller identified on the Most Recent Audited Balance Sheet as "Interest Receivable", "Prepaid Taxes and Licenses", "Cash Surrender Value", "Deferred Trust Fund", "Due from Affiliate" and "Due from Stockholder" in their respective amounts on Seller's books as of the Closing;

(iv)         all the outstanding memberships interests in each of Danni's Aviation, LLC and InfoTrak, LLC;

(v)          all of Seller’s right, title and interest in choses of action, claims and causes of action or rights of recovery or set-off of every kind and character, including under warranties, guarantees and indemnitees, but only to the extent related to another Retained Asset or a Retained Liability (and not related to any Purchased Asset or Assumed Liability);

(vi)	Seller's rights under this Agreement;

(vii)       all of Seller's right, title and interest in any insurance policies, including those identified in Section 7.15 of the Disclosure Schedule, together with the right to make claims thereunder and to seek refunds of premiums paid on account thereof; and

(viii)      all of Seller's right, title and interest in, to and under the assets identified on Schedule 2.1.

"Retained Liabilities" - As defined in Section 2.6(b).

"Seller Indemnitees" - As defined in Section 12.2.

"Seller Plan" - As defined in Section 14.1(b)(i).

"Seller's Knowledge" means the actual knowledge of Stockholder, each Restricted Stock Grantee and Alicia Cunningham, in each case, after due inquiry and reasonable investigation.

"Settlement Date" - As defined in Section 2.4(d).

"Stockholder Employment and Non-Compete Agreement" means the Employment and Non-Compete Agreement, substantially in the form of Exhibit J, to be entered into on the Closing Date between Stockholder and Purchaser.

"Substances" - As defined in clause (i) of the definition of Hazardous Material.

"Target Business EBITDA" means, for an Earnout Period, the "Target Business EBITDA" indicated on Exhibit A for such Earnout Period.

"Target Net Working Capital" means $5,020,228, which has been calculated as set forth on Exhibit L.

"Tax Representations" - As defined in Section 12.4(b).

"Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

"Taxes" means all taxes, charges, fees, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

"Transferred Employees" - As defined in Section 14.1(a).

"Unlimited Representations" - As defined in Section 12.4(b).

1.3          Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, and (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).

ARTICLE II

Purchase and Sale, Purchase Price,

Allocation and Other Related Matters

2.1          Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller, the Purchased Assets, free and clear of any Liens, other than Permitted Liens. Notwithstanding anything herein to the contrary, the Retained Assets will be retained by Seller and not sold, assigned, conveyed, transferred or delivered to Purchaser hereunder.

2.2          Purchase Price. The purchase price (the "Purchase Price") payable by Purchaser to Seller for the Purchased Assets shall be the following:

(a)          the sum of (i) Thirty-Eight Million Dollars ($38,000,000), as adjusted, up or down, by the difference between the Final Net Working Capital and the Target Net Working Capital plus (ii) up to Ten Million Dollars ($10,000,000) in Earnout Payments in accordance with Section 2.3(c); and

(b)	the assumption by Purchaser at the Closing of the Assumed Liabilities.

2.3           Payment of the Purchase Price. The Purchase Price shall be payable as follows:

(a)          Five (5) Business Days prior to the Closing, Seller shall provide to Purchaser (i) Seller’s then most recently completed balance sheet, (ii) Seller's calculation of the Net Working Capital as of the date of, and based on, such balance sheet (the "Estimated Net Working Capital") and (iii) access to the appropriate Seller personnel and all supporting financial statements, work sheets and other documentation used to determine the Estimated Net Working Capital that are reasonably requested by Purchaser.

(b)          On the Closing Date, Purchaser shall pay to Seller an amount equal to (i) Thirty-Eight Million Dollars ($38,000,000) plus (ii) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital or minus (iii) the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital;

(c)          Purchaser shall pay up to Ten Million Dollars ($10,000,000) to Seller in Earnout Payments on the following terms and conditions:

(i)           for each of (i) the period between the Closing Date and December 31, 2006 and (ii) calendar year 2007 (each, an "Earnout Period"), Purchaser shall make a cash payment (each, an "Earnout Payment") to Seller based on the Business EBITDA for that Earnout Period;

(ii)          for each Earnout Period, (A) if the Business EBITDA for that Earnout Period is equal to or exceeds the Target Business EBITDA for such Earnout Period, the Earnout Payment shall be an amount equal to the Maximum Annual Earnout Payment for such Earnout Period, or (B) if the Business EBITDA for that Earnout Period is less than the Target Business EBITDA for that Earnout Period (a "Business EBITDA Shortfall"), the Earnout Payment shall be in an amount equal to (I) the Maximum Annual Earnout Payment for such Earnout Period minus (II) the product of (x) 3.5 and (y) the Business EBITDA Shortfall (the "Earnout Payment Penalty") (provided, that in no event shall the Earnout Payment calculated pursuant to this clause (B) be less than zero);

(iii)        if in the first Earnout Period, the Business EBITDA is less than the Target Business EBITDA for such Earnout Period, but the Business EBITDA in the second Earnout Period exceeds the Target Business EBITDA for the second Earnout Period ("Excess Business EBITDA"), Purchaser shall make a "catch-up" payment (a "Catch-Up Payment") to Seller with respect to the first Earnout Period in an amount equal to the lesser of (I) the Earnout Payment Penalty for the first Earnout Period and (II) the product of (x) 3.5 and (y) the Excess Business EBITDA;

(iv)         if in the first Earnout Period, the Business EBITDA exceeds the Target Business EBITDA, such excess shall be added to the Business EBITDA for the second Earnout Period to determine whether the Target Business EBITDA for the second Earnout Period is reached;

(v)          notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser be obligated to pay to Seller aggregate Earnout Payments (including any Catch-Up Payment) in excess of Ten Million Dollars ($10,000,000);

(vi)         the Earnout Payments and Catch-Up Payment, if any, are subject to set-off in accordance with Section 12.6;

(vii)       for each Earnout Period, Purchaser shall make the Earnout Payment (and any Catch-Up Payment) promptly, and in no event later than the earlier of (A) the fifteenth (15th) day following Purchaser's public announcement of its financial results for such Earnout Period and (B) the March 30 following such Earnout Period; and

(viii)      Purchaser shall provide Seller with all supporting documentation reasonably requested by Seller for purposes of verifying Purchaser's calculation of any Earnout Payment and Catch-Up Payment. In the event Purchaser and Seller disagree as to the amount of an Earnout Payment or Catch-Up Payment, such dispute shall be resolved in accordance with the procedures described in Section 2.4(c).

(d)          All payments to be made pursuant to this Section 2.3 shall be by the wire transfer of immediately available funds to an account designated by Seller.

2.4          Closing Balance Sheet. (a) Within ninety (90) days after the Closing, Purchaser shall provide to Seller (i) a balance sheet of the Business based upon the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Final Closing Balance Sheet"); (ii) a calculation of the Net Working Capital as reflected on the Final Closing Balance Sheet (the "Final Net Working Capital Calculation"); and (iii) access to the appropriate Purchaser personnel and all supporting financial statements, work sheets and other documentation used to make the Final Net Working Capital Calculation that are reasonably requested by Seller.

(b)          Within thirty (30) days after the Final Closing Balance Sheet and the Final Net Working Capital Calculation are delivered to Seller pursuant to Section 2.4(a), Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Final Closing Balance Sheet and the Final Net Working Capital Calculation; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Final Closing Balance Sheet and the Final Net Working Capital Calculation ("Adjustment

Report"). If Seller fails to respond to Purchaser within such thirty (30) day period, Seller shall be deemed to have accepted and agreed to the Final Closing Balance Sheet and the Final Net Working Capital Calculation as delivered pursuant to Section 2.4(a).

(c)          In the event Seller and Purchaser fail to agree on any of Seller's proposed adjustments contained in the Adjustment Report within thirty (30) days after Purchaser receives the Adjustment Report, then Seller and Purchaser agree that a mutually acceptable nationally recognized independent accounting firm or other mutually acceptable nationally recognized financial services provider ("Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. Purchaser and Seller shall use their commercially reasonable efforts to select the Independent Auditors within ten (10) days of the expiration of such period and to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. Seller and Purchaser shall each pay one-half of the Independent Auditor's fees and expenses in connection with this Section 2.4(c).

(d)          The term "Final Closing Balance Sheet" as that term has been hereinbefore and will be hereinafter used, shall mean the Final Closing Balance Sheet delivered pursuant to Section 2.4(a), as adjusted, if at all, pursuant to this Section 2.4. The date on which the Final Closing Balance Sheet and Final Net Working Capital Calculation are finally determined pursuant to this Section 2.4 shall hereinafter be referred to as the "Settlement Date."

2.5          Purchase Price Settlement. (a) In the event the Final Net Working Capital is less than the Estimated Net Working Capital, then Seller shall pay to Purchaser within five (5) days after the Settlement Date an amount equal to such deficiency.

(b)          In the event the Final Net Working Capital is more than the Estimated Net Working Capital, then Purchaser shall pay to Seller within five (5) days after the Settlement Date an amount equal to such excess.

(c)          Any payment required pursuant to Section 2.5(a) or (b) shall be by the transfer of immediately available funds for credit to the recipient at a bank account designated by such recipient in writing.

2.6          Assumed Liabilities. (a) As additional consideration for the purchase of the Purchased Assets, Purchaser shall, at the Closing, by its execution and delivery of the Assumption Agreement, assume, agree to perform, and in due course pay and discharge, only the following obligations and liabilities of Seller relating to the Business (collectively, the "Assumed Liabilities"):

(i)           The obligations and liabilities of the Seller reflected or reserved for on the Final Closing Balance Sheet as Current Liabilities, but only to the extent of the monetary amount of such obligations or liabilities so reflected; and

(ii)          The obligations and liabilities of Seller arising after the Closing Date under (A) Contracts described in Section 7.12(a) of the Disclosure Schedule; (B) any

executory Contracts which relate to the Business and are not required to be listed in the Disclosure Schedule pursuant to Section 7.12(a) of this Agreement; and (C) executory Contracts entered into by Seller relating to the Business after the date hereof in compliance with the terms and provisions of this Agreement; provided, however, Purchaser is not assuming any Liabilities of Seller in respect of a breach of or default under any such Contracts.

(b)          Purchaser shall not assume or pay any, and Seller shall continue to be responsible for each, Liability of Seller whether or not relating to the Business, not expressly assumed by Purchaser in Section 2.6(a) (collectively, the "Retained Liabilities"). Specifically, without limiting the foregoing, the Retained Liabilities shall include the following:

(i)	any Indebtedness of Seller;

(ii)          any claim, action, suit or proceeding pending, including Environmental Claims, as of the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule, or any subsequent claim, action, suit or proceeding arising out of or relating to (A) such pending matters, (B) any other event occurring on or prior to the Closing Date, or (C) resulting from Seller's conduct of the Business, on or prior to the Closing Date;

(iii)	any Liability arising out of or relating to the Retained Assets;

(iv)         any deferred Tax liabilities or any other Liability of Seller for Taxes for any periods prior to or subsequent to the Closing whether or not relating to the Business;

(v)          any Liability arising from claims, proceedings or causes of action resulting from property damage (including cargo claims) or personal injuries (including death) caused by services rendered by Seller on or prior to the Closing Date, notwithstanding the disclosure thereof in the Disclosure Schedule;

(vi)         any Liability arising from guarantees, warranty claims or other Contract terms with respect to services rendered by Seller on or prior to the Closing Date;

(vii)	any deferred trust liabilities;

(viii)      any accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods; and

(ix)         any amounts payable to Stockholder or any Affiliate or family member of Stockholder.

2.7	Accounts Receivable Guarantee and Return.

(a)          Purchaser may elect to return to Seller any of the Closing Accounts Receivable which remain uncollected ninety (90) days after the Closing Date. Subject to Section 2.7(b) below, Seller shall pay to Purchaser the aggregate amount of all uncollected Closing Accounts Receivable returned to Seller within five (5) days after the date of return of the uncollected Closing Accounts Receivable.

(b)          Purchaser agrees to execute such bills of sale or other assignment documents reasonably necessary to effect a transfer to Seller, without recourse, of the uncollected Closing Accounts Receivable returned to Seller pursuant to this Section 2.7.

(c)          Purchaser agrees to use commercially reasonable efforts to collect the Closing Accounts Receivable. The parties agree "commercially reasonable efforts" shall not require Purchaser to retain any third parties (i.e., collection agencies or attorneys) to seek collection of the Closing Accounts Receivable. To the extent Purchaser receives a payment from an account debtor of a Closing Account Receivable who also has an account receivable owing to Purchaser resulting from post-Closing transactions, Purchaser agrees to apply such payment to the oldest invoice first unless such customer specifically designates the application of such payment.

2.8          Transfer Taxes. Purchaser shall pay any and all registration, licensing, transfer or similar taxes or fees (other than income and sales tax) imposed by any Governmental Authority, which arise out of the transfer of any of the Purchased Assets to Purchaser and all out-of-pocket costs incurred in connection with the transfer to Purchaser of titled assets constituting Purchased Assets.

2.9          Allocation. Seller and Purchaser (a) mutually agree on the methodology for the allocation of the Purchase Price among the Purchased Assets set forth on Exhibit B for income tax purposes, and (b) acknowledge that the allocation methodology set forth on Exhibit B was the result of arms-length negotiations. Seller and Purchaser agree that for income tax purposes they shall report the transactions contemplated by this Agreement in accordance with the allocation methodology set forth on Exhibit B.

ARTICLE III

Closing and Closing Date Deliveries

3.1          Closing. The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser in exchange for the payment delivered to Seller pursuant to Section 2.3(b) of this Agreement. The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. local time on the fifth Business Day following the date upon which all of the conditions precedent set forth in Articles IX and X are satisfied or waived by the appropriate party hereto, subject to Article XI, or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser ("Closing Date").

3.2          Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a)          the Bill of Sale and Assignment Agreement, substantially in the form of Exhibit C (the "Bill of Sale and Assignment Agreement"), as executed by Seller; and all such other bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, employee work product assignments, contract assignments, vehicle titles and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser may deem necessary or desirable;

(b)          A certificate of the Secretary or an Assistant Secretary of Seller certifying as to: (i) the articles of incorporation of Seller, as certified by the Secretary of State of the State of Texas not earlier than ten (10) days prior to the Closing Date; (ii) the by-laws, as amended, of Seller; (iii) resolutions of the Board of Directors of Seller and the Stockholder authorizing and approving the execution, delivery and performance by Seller of this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of Seller;

(c)          A certificate of the Secretary of State of the State of Texas and in each other state set forth in Section 7.1 of the Disclosure Schedule, in each case as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing and foreign qualification in each such state;

(d)          A certificate, dated the Closing Date, executed by the appropriate officers of Seller, required by Section 9.2;

(e)          The opinion of Martin, Tate, Morrow & Marston, P.C., counsel for Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit D;

(f)           The consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in Schedule 9.5, together with any and all other consents, authorizations and approvals of other Persons under additional Contracts identified in Section 7.3(b) of the Disclosure Schedule that have been obtained by Seller as of the Closing;

(g)          With respect to each Leasehold Interest, a Landlord Consent and Estoppel Certificate substantially in the form attached hereto as Exhibit E executed by the landlord of such Leasehold Interest;

(h)          A lease for Seller's corporate headquarters and primary operating facility located in Memphis, Tennessee, substantially in the form of Exhibit F (the "Headquarters Lease") as executed by Stockholder and Marian J. Bruns, together as "landlords" thereunder; together with a non-disturbance agreement from Bank of America, in form and substance reasonably satisfactory to Purchaser;

(i)           The Proprietary Interest Protection and Non-Solicitation Agreements as executed by each of the Restricted Stock Grantees;

(j)           The Stockholder Employment and Non-Compete Agreement as executed by Stockholder;

(k)          All documents necessary to amend Seller's name to not include "Comtrak" or any derivative thereof or any other similar name, which shall be duly executed and in a form that Purchaser may file in the State of Texas and in each other state in which Seller is qualified to transact business; and

(l)           Such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX.

3.3          Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a)	The payment to be delivered by Purchaser pursuant to Section 2.3(b);

(b)          A certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to: (i) the certificate of incorporation of Purchaser, as certified by the Secretary of State of the State of Delaware not earlier than ten (10) days prior to the Closing Date; (ii) the by-laws, as amended, of Purchaser; (iii) resolutions of the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and any agreements, instruments, certificates or other documents executed by Purchaser pursuant to this Agreement; and (iv) the incumbency and signatures of the officers of Purchaser;

(c)          A certificate of the Secretary of State of Delaware, as of a date not earlier than ten (10) days prior to the Closing Date, as to the good standing of Purchaser in the State of Delaware;

(d)          The opinion(s) of counsel for Purchaser, dated the Closing Date, in the form attached hereto as Exhibit H;

(e)          The certificate, dated the Closing Date, executed by the appropriate officer of Purchaser, required by Section 10.2;

(f)           The Assumption Agreement executed by Purchaser reflecting the assumption of the liabilities set forth in Section 2.6(a), substantially in the form of Exhibit I;

(g)	The Headquarters Lease as executed by Purchaser;
(h)	The Restricted Stock Agreements as executed by Purchaser;

(i)           The Proprietary Interest Protection and Non-Solicitation Agreements as executed by Purchaser;

(j)           The Stockholder Employment and Non-Compete Agreement as executed by Purchaser; and

(k)          Such other documents as Seller may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X.

3.4          Cooperation. Seller and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV

Pre-Closing Filings

4.1          Government Filings. Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental Authorities all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any such Governmental Authorities as may be necessary to consummate the transactions contemplated hereby.

ARTICLE V

Pre-Closing Covenants

5.1          Due Diligence Review. Seller shall at all reasonable times prior to the Closing make the properties, assets, books and records, including without limitation supplier and customer lists, receivables records, equipment lists, accountants' work papers and reports, real estate and environmental records and reports, personnel records and all agreements, pertaining to the Business available for examination, inspection and review by Purchaser and its representatives. As part of such examination, Purchaser may make such inquiries of such Persons having business relationships with Seller, including customers, as Purchaser shall reasonably determine, upon reasonable notice to and with the prior consent of Seller, which consent shall not be unreasonably withheld. No such examination, inspection or review by Purchaser or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller expressed in this Agreement.

5.2          Maintenance of Business and Notice of Changes. (a) Pending the Closing, Seller shall (i) use its best efforts to preserve and protect the goodwill, rights, properties and assets of its Business, to keep available to the Business and Purchaser the services of its employees, and to preserve and protect Seller's relationships with its employees, creditors, suppliers, customers and others having business relationships with it; and (ii) consult with Purchaser regarding all significant developments, transactions and proposals relating to the business or operations of Seller.

(b)          Seller shall give Purchaser prompt notice of any Material Adverse Change which may occur between the date hereof and the Closing Date.

5.3          Pending Closing. Without limiting the generality of Section 5.2(a), pending the Closing, Seller shall, and with respect to clause (s) below Stockholder shall, except as set forth in Section 5.3 of the Disclosure Schedule:

(a)	conduct and carry on its Business only in the Ordinary Course;

(b)          not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any properties or assets of or used in connection with its Business, except for (i) inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course or (ii) other tangible assets having an individual value of less than $25,000 or $50,000 in aggregate purchased, sold or otherwise disposed of in the Ordinary Course;

(c)          not suffer or permit the creation of any Lien upon any of the Purchased Assets other than in the Ordinary Course;

(d)          not waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value other than in the Ordinary Course;

(e)          not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any employee of Seller, other than in the Ordinary Course for employees below the manager level;

(f)           keep the tangible personal property used in the operation of the Business in good working order and repair, and replace in the Ordinary Course any of it which shall be worn out, lost, stolen or destroyed;

(g)          not enter into, or become obligated under, any Contract with respect to the Business, except for any Contract (i) having a term of one (1) year or less, (ii) involving either a payment by or to Seller of less than $50,000 and (iii) entered into in the Ordinary Course;

(h)          not change, amend, terminate or otherwise modify any Contract to which Seller is a party other than in the Ordinary Course;

(i)           maintain in full force and effect with respect to the Business, policies of insurance of the same type, character and coverage as the policies currently carried and described in Section 7.15 of the Disclosure Schedule;

(j)           except as disclosed in Section 7.18 of the Disclosure Schedule, not make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust (other than any such payment, contribution or award paid in cash by Seller prior to the Closing);

(k)          refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach by Seller of any Contract of Seller;

(l)	not revalue the Inventory prior to Closing;

(m)         not make any changes in its accounting systems, policies, principles or practices;

(n)          not make any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course;

(o)          not authorize or make any capital expenditures which individually or in the aggregate are in excess of $50,000;

(p)          not change its historical practice with respect to the payment of current liabilities or the collection of Accounts Receivable;

(q)          duly comply with all Laws, including Environmental Laws, applicable to the Business or Purchased Assets or as may be required for the valid and effective transfer and assignment of the Purchased Assets;

(r)           furnish to Purchaser within twenty-five (25) days after the end of each fiscal month, beginning with the month ending October 29, 2005 an unaudited balance sheet as of such month end and statement of income of Seller for the portion of the fiscal year then ended;

(s)           (i) not directly, or indirectly through any of Seller's Affiliates, directors, officers, employees, agents or advisors, solicit, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or any material part of the assets or any business combination or change in control of Seller or the Business (any thereof, an "Alternative Proposal"); (ii) deal exclusively with Purchaser with respect to the sale of the Business and the Purchased Assets; and (iii) notify Purchaser promptly upon receipt by Seller, Stockholder or any Affiliate, director, officer, employee or agent thereof of any Alternative Proposal; or

(t)           not agree to do any of the items prohibited by Section 5.3(b), (c), (d), (e), (g), (h), (j), (k), (l), (m), (n), (o), (p) or (s).

5.4          Consents. Pending the Closing Date, Seller shall proceed with all reasonable diligence and use all commercially reasonable efforts to obtain the written consent, authorization or approval to the consummation of this Agreement from all necessary Persons, including all consents, authorizations and approvals under the Contracts identified in Section 7.3 of the Disclosure Schedule.

5.5          Commercially Reasonable Efforts to Close. (a) Subject to the terms and conditions hereof, each party hereto covenants and agrees to use all commercially reasonable efforts to consummate the transactions contemplated hereby and will fully cooperate with the other parties hereto for such purpose.

(b)          Seller agrees to immediately notify Purchaser of any event, fact or circumstance of which Seller becomes aware that could reasonably be expected to result in the failure of a condition set forth in Article IX or X to be satisfied and, if such condition is curable, to allow Purchaser a reasonable opportunity to satisfy such condition.

5.6	Pre-Closing Use of Comtrak Name.

(a)          Seller and Purchaser acknowledge that Purchaser will be required, prior to the Closing, to obtain certain licenses, permits, certifications and other approvals and authorizations from, and to make certain filings and registrations with and notifications and applications to, Governmental Authorities in order to conduct the Business from and after the Closing, including qualifications to transact business as a foreign entity in the jurisdictions in which the conduct of the Business so requires.

(b)          Solely for such purposes, Seller hereby grants, without charge, to Purchaser (or its assignee hereunder) until the earlier of the Closing or 60 days following any termination of this Agreement pursuant to Article XI, the right to use the name “Comtrak” as part of its name and agrees that it shall provide to Purchaser such consent letters and other approvals regarding the use of the “Comtrak” name as are reasonably requested by Purchaser for such purposes.

(c)          In the event of any termination of this Agreement pursuant to Article XI, Purchaser shall, at its own expense, promptly take all actions necessary to eliminate all use by Purchaser (or any assignee thereof) of the name “Comtrak” and provide written evidence thereof to Seller.

ARTICLE VI

Financial Statements; Other Prior Deliveries

and Pre-Closing Deliveries

6.1          Pre-Signing Deliveries. On or prior to the date hereof, Seller has delivered to Purchaser:

(a)          The audited consolidated balance sheets of Seller and its subsidiaries as of January 1, 2005 and December 27, 2003 and the related audited consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with the report thereon of Jackson, Howell & Associates, P.C., Seller's independent certified public accountants (the "Audited Financial Statements"); and

(b)          The unaudited consolidated balance sheet of Seller and its subsidiaries as of the Interim Balance Sheet Date and the related unaudited statement of income for the portion of the fiscal year then ended, as certified as true and complete by the chief financial officer of Seller (the "Interim Financial Statements").

(c)          A disclosure schedule (the "Disclosure Schedule") dated even date herewith addressed to Purchaser and signed by Seller, accompanied or preceded by a copy of each Contract or plan or other document or instrument referred to in the Disclosure Schedule.

ARTICLE VII

Representations and Warranties of Seller

Seller represents and warrants to Purchaser (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

7.1          Due Incorporation. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Seller is not required to be qualified as a foreign corporation in any jurisdiction, other than in the States set forth in Section 7.1 of the Disclosure Schedule and Seller is so qualified and in good standing therein. Seller has all requisite corporate power and authority to carry on the Business and to own and use the assets and properties owned and used by it.

(b)          Stockholder owns, beneficially and of record, all of the issued and outstanding capital stock of Seller.

(c)          Seller does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, limited liability company, joint venture or other entity, other than Danni's Aviation, LLC and InfoTrak, LLC.

7.2          Authority. Seller has the corporate right and power to enter into, and perform its obligations under this Agreement and each other agreement delivered in connection herewith to which it is a party; and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and each such other agreement and the consummation of the sale of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by Seller and is binding upon, and enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

7.3          No Violations and Consents. (a) Neither the execution, delivery and performance of this Agreement by Seller nor the consummation of the sale of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the articles of incorporation or by-laws of Seller, or any Law or Order, or any Contract or plan to which Seller is a party or by which Seller or any of the Purchased Assets is subject or bound; (ii) result in the creation of any Lien or other adverse interest upon any of the Purchased Assets; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract or plan to which Seller is a party; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract or plan to which Seller is a party.

(b)          Except as set forth in Section 7.3 of the Disclosure Schedule, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

7.4          Brokers. Neither this Agreement nor the sale of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

7.5          Required Assets. All of the rights, properties and assets utilized or required by Seller in connection with owning and operating the Business are (a) either owned by Seller or licensed or leased to Seller under one of the Contracts conveyed to Purchaser under this Agreement; and (b) included in the Purchased Assets (other than the Retained Assets).

7.6          Related Party Transactions. Except as set forth in Section 7.6 of the Disclosure Schedule, neither Seller or any of its Affiliates nor any of their respective directors, officers or management employees (a) owns five percent (5%) or more of any class of securities of, or has an equity interest of five percent (5%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business; (b) owns, or has any interest in, any right, property or asset which is utilized or required by Seller in connection with owning or operating the Business; or (c) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business.

7.7          Title to Purchased Assets. (a) On the Most Recent Audited Balance Sheet Date, Seller had, and on the date hereof Seller has, good and marketable title to all of the Purchased Assets existing on such date free and clear of any Liens, other than Permitted Liens and Liens contemplated by this Agreement to be released upon the Closing.

(b)          At the Closing, Seller shall, subject to the receipt of payment pursuant to Section 2.3(b), sell, assign, convey, transfer and deliver to Purchaser good and marketable title to all of the Purchased Assets free and clear of any Liens, other than Permitted Liens.

(c)          Set forth as Section 7.7 of the Disclosure Schedule is a true and complete list of all of Seller's personal property utilized or required by Seller in connection with owning or operating the Business as of December 15, 2005 with respect to inventory and as of December 27, 2005 with respect to all other personal property thereon, other than any item of such personal property having a cost basis of less than $1,000.

7.8          Condition of Assets. Except as set forth in Section 7.8 of the Disclosure Schedule, all of the vehicles, trucks, tractors, trailers and other transportation equipment, machinery, equipment, tools and other tangible personal property included in the Purchased Assets have been well maintained and are in good operating condition and repair, ordinary wear and tear excepted, and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of the Business or materially adversely affect the resale value thereof.

7.9          Real Estate. (a) Seller does not own, and never has owned, any real property. Section 7.9 of the Disclosure Schedule sets forth a true and complete list of each location at or from which Seller conducts the Business (the "Facilities"). Section 7.9 of the Disclosure Schedule also sets forth a true and complete list of all Leasehold Interests (sometimes collectively referred to as the "Properties") leased by Seller and which Seller currently leases, utilizes or requires in the operation of the Business. With respect to each Leasehold Interest, except as set forth in Section 7.9 of the Disclosure Schedule: (i) Seller has a valid and assignable interest or estate in such Leasehold Interest, free and clear of all Liens; (ii) such Leasehold Interest is in full force and effect, valid and enforceable against Seller in accordance with its terms; (iii) such Leasehold Interest constitutes the entire agreement to which Seller is a party with respect to the subject Property; (iv) Seller has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) all facilities located on or comprising the Properties have received all permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; (vi) Seller has not received any notice of default pursuant to a Leasehold Interest, no rentals are past due and no condition exists that is or could be a default by any party under a Leasehold Interest; and (viii) the Closing will not affect the enforceability against any Person of the Leasehold Interests or the rights of Purchaser to the continued use and possession of the Properties for the conduct of business as currently conducted.

(b)          All of the Properties, and all components of all improvements included within each Property, including the roofs and structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition, working order and repair and do not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course with respect to the operation of the Properties. The Properties are adequately serviced by all utilities utilized or necessary for the effective operations of the Business and have not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including sanitary and industrial sewer services, utilized or required by Seller in the operation of the Business at the Properties.

(c)          Each Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. There are no claims, governmental investigations, litigation or proceedings which are pending or, to the Seller's Knowledge, threatened against the Properties or Seller with respect to the Properties. No condemnation or eminent domain proceedings have been initiated by service of process on Seller which relate to the Properties, and no such proceedings are, to Seller's Knowledge, threatened or have been filed by any Governmental Authority with respect to the Properties.

(d)          Seller is not in default under and has not breached, and the Properties do not violate, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default by the Seller under any covenants, restrictions, rights-of-way, licenses, agreements or easements affecting title to or relating to the use of the Properties, and no such covenants, restriction, right-of-way, license, agreement or easement has impaired in any material way the right of Seller to operate the Business at the Properties, nor has Seller received any notice or have any knowledge of any fence dispute, boundary dispute, boundary line question, water dispute or drainage dispute concerning or affecting the Properties.

7.10       Litigation and Compliance with Laws. (a) Except as set forth in Section 7.10 of the Disclosure Schedule, there is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental Authority, pending or, to Seller's Knowledge, threatened against or affecting Seller or the Business, or any of the Purchased Assets or Seller's right to own the Purchased Assets or operate the Business; and, to Seller's Knowledge, there are no facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation. Seller is not subject to any Order.

(b)          There are no claims, actions, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened against Seller with respect to this Agreement, or in connection with the transactions contemplated hereby.

(c)          Except as disclosed in Section 7.10 of the Disclosure Schedule, there is no labor trouble, dispute, grievance, controversy, strike or request for union representation pending or, to Seller's Knowledge, threatened against Seller or affecting the Business.

(d)          Seller does not own or operate, and has not owned or operated, the Business or the Purchased Assets, in violation of any Law, other than traffic and highway violations incurred in the Ordinary Course.

7.11       Intellectual Property. (a) Section 7.11 of the Disclosure Schedule sets forth the true and complete schedule of all trade names, trademarks, trademark registrations, trademark applications, domain names; servicemarks, servicemark registrations, servicemark applications; copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates) and any licenses or sublicenses with respect to the foregoing which are utilized or required in the conduct of the Business. All registrations listed in the Disclosure Schedule are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in Section 7.11 of the Disclosure Schedule, no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of any of such trade names, trademarks, servicemarks, copyrights or patents or any applications therefor.

(b)          There are no patents, trademarks, trade names, servicemarks or copyrights necessary for the conduct of the Business as presently operated, except those included in the Purchased Assets.

(c)          There is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by Seller of any patent, trademark, trade name, servicemark, copyright or trade secret and which is owned or licensed by any third party, and there is not now any existing or, to Seller's Knowledge, threatened claim against Seller of infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret.

(d)          There is no pending or threatened claim by Seller against others for infringement, misuse or misappropriation of any patent, trademark, trade name, servicemark, copyright or trade secret owned or licensed by Seller and which is utilized or required in the conduct of the Business.

(e)          No stockholder, officer, director or Affiliate of Seller owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, servicemark,

trade name, brand name or copyright or application therefor (i) which Seller is presently using in the conduct of the Business; (ii) the use of which is necessary for the Business; or (iii) which pertains to the Business.

7.12       Contracts. (a) Section 7.12 of the Disclosure Schedule contains a true and complete list and description of all personal property leases, Leasehold Interests, and all other Contracts, to which Seller is a party and relating to the Purchased Assets or operation of the Business, except (i) purchase and sale commitments entered into in the Ordinary Course and involving payments to or by Seller of $50,000 or less, (ii) Contracts which may be terminated by Seller on thirty (30) days or less written notice without penalty to Seller; or (iii) Contracts which have a term of one (1) year or less and involve payment by or to Seller of $50,000 or less.

(b)          All Leasehold Interests or other Contracts to be transferred, assigned or conveyed to Purchaser under this Agreement are valid, binding and enforceable against Seller and, to Seller's Knowledge, the other parties thereto in accordance with their terms.

(c)          Neither Seller nor, to Seller's Knowledge, any other Person is in breach of, or default under, any Leasehold Interests or other Contract to be conveyed to Purchaser under this Agreement, and no event or action has occurred, is pending, or, to Seller's Knowledge, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, could constitute or result in a breach by Seller, or to Seller's Knowledge, any other Person, or a default by Seller, or, to Seller's Knowledge, any other Person, under any Leasehold Interests or other Contract to be conveyed to Purchaser under this Agreement.

7.13       Financial Statements and Related Matters. (a) The Financial Statements were prepared in accordance with GAAP consistently applied and present fairly the financial position and results of operations of Seller at the dates and for the periods indicated therein.

(b)          Seller maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) its business is operated in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Seller's financial statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(c)          On the Most Recent Audited Balance Sheet Date, Seller had no Liability of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP, which was not fully disclosed, reflected or reserved against in the Most Recent Audited Balance Sheet; and, except for Liabilities which have been incurred since the Most Recent Audited Balance Sheet Date in the Ordinary Course, since the Most Recent Audited Balance Sheet Date, Seller has not incurred any Liability.

(d)          All of the Accounts Receivable which are reflected in the Most Recent Audited Balance Sheet were acquired by Seller in the Ordinary Course; and all of the Accounts Receivable which have been or will be acquired by Seller since the Most Recent Audited

Balance Sheet Date were or will be acquired in the Ordinary Course. Each of the Accounts Receivables arose from bona fide sales of goods or services in the Ordinary Course to Persons that are not Affiliates of Seller.

(e)          As of the date hereof, Seller has no Indebtedness except as described in Section 7.13(e) of the Disclosure Schedule; and, as of the Closing, Seller will have no Indebtedness (other than the letters of credit identified in Section 7.13(e) of the Disclosure Schedule).

7.14       Changes Since the Most Recent Audited Balance Sheet Date. Since the Most Recent Audited Balance Sheet Date, except as set forth in Section 7.14 of the Disclosure Schedule:

(a)          The Business has been conducted and carried on only in the Ordinary Course;

(b)          Except for tractors, trailers, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets of or for the Business in an aggregate amount exceeding $50,000;

(c)          Seller has not sustained or incurred any loss or damage (whether or not insured against) to its properties or assets on account of fire, flood, accident or other calamity which has interfered with or affected in any material respect, or may interfere with or affect in any material respect, the operation of the Business;

(d)          Seller has not made, or become committed to make, any payment, contribution or award under or into any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any employee of the Business, except as disclosed in Section 7.18 of the Disclosure Schedule;

(e)          There has been no Material Adverse Change and, to Seller's Knowledge, no state of facts exists which may reasonably be expected to give rise to any Material Adverse Change;

(f)           Seller has not made any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course;

(g)          Seller has not changed any accounting systems, policies, principles or practices (including any change in depreciation or amortization policies or rates) used with respect to the Business; or

(h)          Seller has not agreed to do any of the items set forth in Sections 7.14(b), (d), (e), (f) or (g).

7.15       Insurance. Section 7.15 of the Disclosure Schedule sets forth and describes all policies of insurance which are maintained by Seller and which relate to the Business; and all of such policies of insurance are in good standing, valid and subsisting, and in full force and effect in accordance with their terms. Such insurance policies are adequate and customary for the conduct of the Business. Seller has not been refused any insurance with respect to the Purchased Assets or Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

7.16       Licenses and Permits. Section 7.16 of the Disclosure Schedule sets forth a complete and correct list of all licenses, franchises, permits, fuel permits, operating authorities, state operating licenses or registrations and other interstate or intrastate regulatory licenses and other governmental authorizations held by Seller relating to the Business (collectively, "Permits"). The Permits are valid and in effect and Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any of the same. Seller holds all permits necessary for the conduct of the Business as heretofore conducted. Section 7.16 of the Disclosure Schedule sets forth a list of the certificates of authority that Seller holds from the Surface Transportation Board to operate as a motor carrier of general commodities and the certificates of authority that Seller holds in certain states to operate as an intrastate motor carrier of general commodities. No certificate of authority issued to it to operate as a motor carrier is subject to pending or, to Seller's Knowledge, threatened action on the part of any Governmental Authority for revocation, restriction or encumbrance. Neither the U.S. Department of Transportation nor any state regulatory agency has issued Seller a safety rating of "unsatisfactory."

7.17       Environmental Matters. (a) No Hazardous Materials have been used, transported, manufactured, processed, stored, treated or disposed, in, beneath or on the Property except as necessary to the conduct of the Business and in compliance with Environmental Laws. Section 7.17 of the Disclosure Schedule lists the customers for which Seller transports Hazardous Materials.

(b)          Seller has not transported, used, generated, treated, stored or disposed of Hazardous Materials on, into or beneath the surface of any of the Properties, except in compliance with applicable Environmental Laws. There has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Material on, into, from or beneath the surface of any of the Properties, and no part of the Properties or, to Seller's Knowledge, no part of any parcels adjacent to the Properties, including the ground water located thereon, is presently contaminated by Hazardous Materials.

(c)          Seller has not treated, transported or disposed, nor has it allowed or arranged for any third parties to treat, transport, or dispose, any Hazardous Materials or other waste, (i) to or at a site which, was not lawfully permitted to receive such Hazardous Material or other waste for such purpose, (ii) to or at a site which has been placed on the National Priorities List or its state equivalent, or (iii) to or at a site which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent, or (iv) in a manner which gives rise to liability under any Environmental Laws. Seller has not received notice, and, to Seller's Knowledge, there are no facts which could give rise to any notice, that Seller is, or may be, a potentially responsible party for a federal or state environmental cleanup site arising from or relating to the Business or the Purchased Assets or for corrective action arising from or relating to the Business or the Purchased Assets under any Environmental Law. Seller has not (A) received any written or oral request for information in connection with any federal or state environmental cleanup site arising from or relating to the Business or Purchased Assets or (B) undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the Business or the Purchased Assets at the request of any Governmental Authority, or at the request of any other Person.

(d)          Except as identified in Section 7.17 of the Disclosure Schedule, to Seller's Knowledge, there are no underground storage tanks, aboveground storage tanks, asbestos containing materials, or PCB containing capacitors, transformers or other equipment on any of the Properties. There has been no Release from any underground or aboveground storage tank or any PCB containing transformer, capacitor or equipment, other than in compliance with applicable Laws. None of the underground or aboveground storage tanks or the PCB containing capacitors, transformers or equipment identified in Section 7.17 of the Disclosure Schedule has within the last three (3) years been, and none now need to be, repaired or replaced.

(e)          Section 7.17 of the Disclosure Schedule identifies and Seller has provided to Purchaser copies of (i) all environmental audits, assessments, or occupational health studies in the possession of Seller with respect to the Business or the Purchased Assets within the past three (3) years, (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the Properties, (iii) all citations issued with respect to the Business or the Purchased Assets within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (iv) all claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or Orders issued with respect to the Business within the past three years under applicable Environmental Laws.

(f)           Seller does not (i) have pending or on file any application to treat, incinerate or dispose of PCBs or holds any permit, license or right to incinerate PCBs, (ii) engage (and it has not engaged) in the land filling of Hazardous Materials except in compliance with applicable Environmental Laws or (iii) engage (and it has not engaged) in any road oiling activities nor have they applied or used oil or Hazardous Materials for dust control or paving purposes.

(g)          Seller has been and is in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and Seller has been and is currently in compliance with all such permits, licenses and authorizations.

7.18       Employee Benefit Plans. (a) Except as set forth in Section 7.18 of the Disclosure Schedule, Seller does not maintain, sponsor, contribute to or have any liability or contingent liability with respect to:

(i)           any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or a "multiemployer plan" (as defined in section 3(37) of ERISA);

(ii)          any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA); or

(iii)	any employment agreement.

(b)          A true and complete copy of each of the plans, arrangements and agreements set forth in Section 7.18 of the Disclosure Schedule (collectively, the "Benefit Plans"), and all contracts or agreements relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been provided to Purchaser. In the case of any Benefit Plan which is not in written form, Purchaser has been provided with a true and complete description of such Benefit Plan as in effect on the date hereof. A true and complete copy of the three most recent annual reports, and the most recent summary plan description and IRS determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been provided to Purchaser.

(c)	As to all Benefit Plans:

(i)           All Benefit Plans comply and have been administered in form and in operation with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii)          All Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; each such Benefit Plan has a current determination letter issued with respect thereto by the IRS; and no event has occurred which will or could give rise to disqualification of any such Benefit Plan under such sections or to a tax under section 511 of the Code.

(iii)         None of the assets of any Benefit Plan is invested in employer securities or employer real property.

(iv)         Each of the Benefit Plans complies with the requirements of section 409A of the Code.

(v)          All contributions and premiums required by law or the terms of a Benefit Plan to be paid prior to the Closing have been or will be timely made or paid in full prior to the Closing.

(vi)         There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which Seller or any ERISA Affiliate of Seller may be liable. No action has been taken to correct any defects with respect to any Benefit Plan under any IRS correction procedure and to Seller's Knowledge no such action is required.

(vii)       None of the payments contemplated by the Benefit Plans would in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof). Neither the execution of this document nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event result in (A) any payment of severance or other compensation to any current or former employee of Seller or (B) result in the acceleration of the time of payment or vesting of any compensation or benefit.

(viii)      There are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller's Knowledge, threatened involving such Benefit Plans or the assets thereof, and, to Seller's Knowledge, no facts exist which could give rise to any such actions, suits or claims (other than routine claims or benefits).

(ix)         No Benefit Plan is subject to Title IV of ERISA of the funding requirements of Section 412 of the Code; and no benefit plan is a multi-employer plan as described in Section 3(37) of ERISA.

(x)          Each Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), has been operated in compliance with applicable Law.

(xi)         Neither Seller nor any ERISA Affiliate of Seller has liability or contingent liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title 1 of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xii)       There has been no act or omission that would impair the right or ability of Seller or any ERISA Affiliate of Seller unilaterally to amend or terminate any Benefit Plan.

(d)          Prior to the date hereof, Seller has provided to Purchaser a true and complete list of all of its employees and their respective salary or wages.

7.19       Taxes. (a) All Federal, state, local and foreign income, corporation and other Tax Returns have been filed by Seller and all other filings in respect of Taxes have been made by Seller for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is true, accurate and complete and Seller does not and will not have any additional liability for Taxes with respect to any tax return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the Financial Statements. There are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of Seller. All Taxes which Seller is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

(b)          No portion of the cost of any of the Purchased Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a). None of the Purchased Assets is tax exempt use property under Code Section 168(h). None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8). None of the Purchased Assets constitutes stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is taxed as a partnership for U.S. federal income tax purposes.

(c)          Seller is not a foreign person within the meaning of Code Section 1445. Seller has no (and has not previously had any) permanent establishment in any foreign country and Seller does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

(d)          Neither the Code nor any other provision of law requires the Purchaser to withhold any portion of the Purchase Price.

(e)          The Seller has no obligation for Taxes pursuant to any contract that Purchaser is assuming as a result of the transactions contemplated by this Agreement. Seller has not extended any statute of limitations relating to Taxes for which Purchaser could be liable under this Agreement or pursuant to applicable law. No taxing authority has made a claim that as a result of conducting the Business, owning any Purchased Assets, or employing any Transferred Employee Seller is obligated to pay Taxes in a jurisdiction in which Seller is not filing tax returns. No audits or other proceedings are ongoing or, to Seller's Knowledge, threatened with respect to any Taxes relating to the Business, the Purchased Assets, or the Transferred Employees for which Purchaser could have liability under this Agreement or under applicable laws. There are no unpaid or proposed assessments for Taxes with respect to any of the Purchased Assets.

(f)           Seller is not party to any contract, plan, or other arrangement with any Transferred Employee or other person that is being assumed Purchaser which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999. All deferred compensation arrangements being assumed by Purchaser comply with the requirements of Code section 409A.

7.20	Suppliers; Customers.

(a)          Suppliers. Section 7.20(a) of the Disclosure Schedule sets forth the ten (10) largest suppliers of Seller (based on dollar amounts paid by Seller for products or services supplied to Seller) for the year ended January 1, 2005 and the current year period ended December 19, 2005 (the "Material Suppliers") and the amounts paid by Seller to such Material Suppliers during such periods. Except as set forth in Section 7.20(a) of the Disclosure Schedule,

(i) all Material Suppliers continue to be suppliers of Seller; (ii) Seller has not received any notice, nor is Seller otherwise aware, that any Material Supplier will reduce materially its business with Seller from the levels achieved during the year ended December 31, 2004 or the current year period ended December 19, 2005; (iii) since the Most Recent Audited Balance Sheet Date, no Material Supplier has terminated its relationship with Seller or, to Seller's Knowledge, threatened to do so; (iv) since the Most Recent Audited Balance Sheet Date, no Material Supplier has modified or, to Seller's Knowledge, indicated that it intends to modify its relationship with Seller in a manner which is less favorable in any material respect to Seller or has agreed not to or, to Seller's Knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to Seller on the Most Recent Audited Balance Sheet Date; and (v) Seller is not involved in any material claim, dispute or controversy with any Material Supplier. No Material Supplier has threatened to take any of the actions described in this Section 7.20(a) as a result of the transactions contemplated by this Agreement. To Seller's Knowledge, since the Most Recent Audited Balance Sheet Date, there has been no other adverse change in the relationship between Seller and any Material Supplier.

(b)          Customers. Section 7.20(b) of the Disclosure Schedule sets forth the twenty (20) largest customers of Seller (based on dollar amounts of services purchased from Seller) for the year ended January 1, 2005 and the current year period ended November 21, 2005 (the "Material Customers") and the amounts for which Seller invoiced such Material Customers during such periods. Except as set forth in Section 7.20(b) of the Disclosure Schedule, (i) all Material Customers continue to be customers of Seller, (ii) Seller has not received any notice, nor is Seller otherwise aware, that any Material Customer will reduce materially its business with Seller from the levels achieved during the year ended January 1, 2005 or the current year period ended November 21, 2005; (iii) since the Most Recent Audited Balance Sheet Date, no Material Customer has terminated its relationship with Seller or, to Seller's Knowledge, threatened to do so; (iv) since the Most Recent Audited Balance Sheet Date, no Material Customer has modified or, to Seller's Knowledge, indicated that it intends to modify its relationship with Seller in a manner which is less favorable in any material respect to Seller or has agreed not to or, to Seller's Knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to Seller on the Most Recent Audited Balance Sheet Date; and (v) Seller is not involved in any material claim, dispute or controversy with any Material Customer. No Material Customer has threatened to take any of the actions described in this Section 7.20(b) as a result of the transactions contemplated by this Agreement. To Seller's Knowledge, since the Most Recent Audited Balance Sheet Date, there has been no other adverse change in the relationship between Seller and any Material Customer.

7.21       Full Disclosure. No representation or warranty of Seller contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE VIII

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing regardless of what examinations, inspections, and other investigations

Seller has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

8.1          Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

8.2          Authority. Purchaser has the corporate right and power to enter into, and perform its obligations under this Agreement and each other agreement delivered in connection herewith to which it is a party, and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and such other agreements and the consummation of the purchase of the Purchased Assets and other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by Purchaser and each is binding upon, and enforceable against, Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

8.3          No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation of the purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or by-laws of Purchaser, or any Law or Order, or any Contract or plan to which Purchaser is a party.

8.4          Brokers. Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

ARTICLE IX

Conditions to Closing Applicable to Purchaser

The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

9.1          No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

9.2          Bring-Down of Seller Warranties and Covenants. The warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President of Seller to the foregoing effect.

9.3          No Material Adverse Change. Since the Interim Balance Sheet Date, there shall has been no Material Adverse Change .

9.4          Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Purchaser in a material amount as a result of the consummation of this Agreement.

9.5          Required Contract Consents. Purchaser shall have received evidence reasonably satisfactory to it of the receipt of the required consents listed in Schedule 9.5.

9.6          Required Governmental Approvals. Purchaser shall have received evidence reasonably satisfactory to it of the receipt of all consents, approvals or authorizations of any Governmental Authority required on the part of Seller in connection with the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including any consents, approvals or authorizations described in the Disclosure Schedule, and Seller shall have complied with any applicable provisions of Law requiring any notification, declaration, filing, registration and/or qualification with any Governmental Authority in connection with such performance and consummation.

9.7          Required Permits. Purchaser shall have obtained those material permits, licenses, qualifications, registrations, authorizations and other approvals of Governmental Authorities necessary for Purchaser to operate the business in substantially the same manner as operated by Seller prior to the Closing.

9.8          Environmental Assessment Report. Purchaser shall have received an environmental Phase I report with respect to each of the Facilities and Purchaser shall be reasonably satisfied with the findings, recommendations and conclusions set forth in each such environmental site assessment report.

9.9          Estimated Net Working Capital. Purchaser shall be reasonably satisfied that the Estimated Net Working Capital as delivered by Seller pursuant to Section 2.3(a) is a fair approximation of the expected Final Net Working Capital.

9.10       Certain Contract Amendments. Purchaser shall have received evidence that those certain contract amendments described on Schedule 9.10 shall have been effected, in form and substance reasonably satisfactory to Purchaser.

9.11       All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.2.

Purchaser shall have the right to waive any of the foregoing conditions precedent.

ARTICLE X

Conditions to Closing Applicable to Seller

The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

10.1       No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

10.2       Bring-Down of Purchaser Warranties and Covenants. All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

10.3       Pending Actions. No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges or might result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages against Seller in a material amount as a result of the consummation of the transactions contemplated hereby.

10.4       All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents as it may reasonably request in connection therewith, including those documents to be delivered pursuant to Section 3.3.

Seller shall have the right to waive any of the foregoing conditions precedent.

ARTICLE XI

Termination

11.1       Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)	by mutual consent of Purchaser and Seller;

(b)          by Purchaser or by Seller, if at or before the Closing any condition set forth herein for the benefit of Purchaser or Seller, respectively, shall not have been timely met or cannot be timely met; provided, the party seeking to terminate is not in breach of or default under this Agreement;

(c)          by Purchaser if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before April 30, 2006, or such later date as may have been agreed upon in writing by the parties hereto; provided, Purchaser is not in breach of or default under this Agreement;

(d)          by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before April 30, 2006, or such later date as may have been agreed upon in writing by the parties hereto; provided, Seller is not in breach of or default under this Agreement; or

(e)          by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, is untrue in any material respect, or Seller or Purchaser, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

If either party terminates this Agreement pursuant to this Article XI, all rights and obligations of Seller and Purchaser hereunder (except for Purchaser’s obligations under Section 5.6(c)) shall terminate without any liability of either party, other than any liability of either party then in breach.

ARTICLE XII

Indemnification

12.1       Indemnification by Seller. Subject to the provisions of this Article XII, Seller covenants and agrees after the Closing to indemnify, defend and hold harmless the Purchaser and its Affiliates, and their respective officers, directors, stockholders, employees and agents (collectively, the "Purchaser Indemnitees"), from and against any and all Adverse Consequences, together with interest on cash disbursements in connection therewith at the Past Due Rate from the date of each such disbursement until paid by Seller, incurred or suffered by the Purchaser Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)          any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Seller set forth in this Agreement (or the Disclosure Schedule) or in any document or certificate delivered by Seller in connection with this Agreement;

(b)	any breach of any covenant or agreement of Seller set forth herein;
(c)	any Retained Liabilities; or
(d)	any Retained Assets.

12.2       Indemnification by Purchaser. Subject to the provisions of this Article XII, Purchaser covenants and agrees after the Closing to indemnify, defend and hold harmless Seller and Stockholder (together, the "Seller Indemnitees") from and against any and all Adverse Consequences, together with interest on cash disbursements in connection therewith at the Past Due Rate from the date of each such disbursement until paid by the Seller Indemnitees, incurred or suffered by Seller arising or resulting from, directly or indirectly, any of the following:

(a)          any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of Purchaser set forth in this Agreement or in any document or certificate delivered by Purchaser in connection with this Agreement;

(b)	any breach of any covenant or agreement of Purchaser set forth herein; or
(c)	any Assumed Liability.
12.3	Claim Procedure/Notice of Claim.

(a)          A party entitled, or seeking to assert rights, to indemnification under this Article XII (an "Indemnified Party") shall give written notification (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") which contains (i) a description and the amount (the "Claimed Amount"), if then known, of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article XII for such Adverse Consequences and a reasonable explanation of the basis therefor.

(b)          Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an "Objection Notice"). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchaser or Seller, as applicable.

(c)          In the event that the parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the 20-day period after delivery of a Claim Notice, either Purchaser or Seller may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)          In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article XII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any suit or other legal proceeding relating to such third-party claim. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Adverse Consequences, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any liability caused by or arising out of such failure.

Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Adverse Consequences that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Adverse Consequences for which the Indemnified Party shall be indemnified pursuant to this Article XII, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, or (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct. In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party in good faith determines that the conduct of the defense of any claim, suit or proceeding or any proposed settlement of any such claim, suit or proceeding by the Indemnifying Party might be expected to adversely affect the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business (including, relationships with Governmental Authorities, customers, suppliers or other Persons with whom the Indemnified Party conducts business), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such claim, suit or proceeding at the sole cost of the Indemnifying Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party's expense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Adverse Consequences" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

12.4       Survival of Representations, Warranties and Covenants; Determination of Adverse Consequences.

(a)          Except as set forth in Section 12.4(b), the representations and warranties of Seller and Purchaser contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive until the date on which Purchaser is required to make the Earnout

Payment, as applicable, required for the 2007 Earnout Period, at which time such representations and warranties and any right to make an indemnification claim based thereon will terminate.

(b)          The representations and warranties of Seller contained in Section 7.10 (Litigation and Compliance with Laws), Section 7.16 (Licenses and Permits), Section 7.17 (Environmental Matters), Section 7.18 (Employee Benefit Plans) and Section 7.19 (Taxes) (the "Tax Representations"), shall survive until the expiration of the applicable statute of limitations plus thirty (30) days, at which time such representations and warranties and any right to make an indemnification claim based thereon shall terminate. The representations and warranties of Seller contained in Section 7.2 (Authority), Section 7.4 (Brokers) and Section 7.7 (Title to Purchased Assets) (collectively, the "Unlimited Representations") shall survive indefinitely.

(c)          Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a suit or other legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Adverse Consequences, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)          The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser.

(e)          All covenants and agreements contained in this Agreement and the documents and certificates delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(f)           If a Purchaser Indemnitee's indemnification claim is based on both a breach of a Seller representation and warranty and either a Liability of Seller that is not an Assumed Liability or another matter not subject to the limitations set forth in Section 12.4 or 12.5, such limitations shall not apply or restrict Purchaser Indemnitee's right to indemnification.

(g)          Purchaser shall have the right in its sole discretion with respect to any particular indemnification claim to exercise its set-off rights under Section 12.6 or to exercise any and all other remedies in connection with such claim, including specific performance and injunctive or equitable relief.

12.5	Limitations on Indemnification Obligations.

(a)          Seller shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than the Unlimited Representations and the Tax Representations) until the aggregate amount of all Adverse Consequences thereunder exceeds One Hundred Thousand Dollars ($100,000), in which event the Sellers shall be obligated to indemnify the Purchaser Indemnitees only for the amount of Adverse Consequences in excess of such threshold.

(b)          The Sellers shall have no obligation to indemnify the Purchaser Indemnitees with respect to Adverse Consequences arising under Section 12.1(a) (other than the

Unlimited Representations and the Tax Representations) in excess of Ten Million Dollars ($10,000,000) (the "Cap").

(c)          The amount of any Adverse Consequences incurred by the Purchaser will be reduced by the net amount Purchaser actually recovers from any insurer or other party liable for such Adverse Consequences, provided, that nothing in the foregoing shall require Purchaser to take any action whatsoever to attempt to notify, file a claim with or collect any amount from, any insurer or other party.

(d)          Notwithstanding anything to the contrary in this Agreement, Purchaser Indemnitees' rights to indemnification with respect to Adverse Consequences arising under Section 12.1(b), (c) or (d), the Unlimited Representations or the Tax Representations, or based upon fraud, willful misconduct or intentional misrepresentation, shall not be subject to the limitations set forth in Sections 12.5(a) and 12.5(b).

(e)          Any indemnity payments made pursuant to this Article XII shall be treated for all income tax purposes by the parties hereto as an adjustment to the Purchase Price.

12.6       Right of Set-Off. If Seller is obligated to indemnify Purchaser or any other Purchaser Indemnitee for any indemnification claim in accordance with Article XII, Purchaser may set-off the amount of such claim against any amounts payable by Purchaser to Seller under this Agreement, including the Earnout Payments and Catch-Up Payment, as the same becomes due. If Purchaser intends to set-off any amount hereunder, Purchaser shall provide not less than twenty (20) days' prior written notice to Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a "Set-Off Notice"). If, within ten (10) days of its receipt of a Set-Off Notice, Seller provides Purchaser with written notice of Seller's dispute with Purchaser's right to make such set-off, Purchaser and Seller shall meet in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite Purchaser’s good faith attempt to meet with Seller and resolve such dispute, Purchaser may withhold the amount contemplated by the Set-Off Notice until the matter is resolved. If it is finally determined that Purchaser's claim is valid, then Purchaser may effect the set-off contemplated by the Set-Off Notice.

ARTICLE XIII

Confidentiality

13.1       Confidentiality of Materials. The parties hereto agree with respect to all technical, commercial and other information that is furnished or disclosed by the other party, including information regarding such party's (and its subsidiaries' and Affiliates') organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies ("Information"), that, unless and until the transaction contemplated by this Agreement shall have been consummated, (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a Governmental Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (i) oral information furnished to any party by the other which shall have been reduced to writing by the receiving party and (ii) all internal documents of any party describing, analyzing or otherwise containing Information furnished by the other party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each party shall confirm in writing to the other compliance with any such request.

13.2       Remedy. Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 13.1 is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by the other party.

ARTICLE XIV

Pension and Employee Matters

14.1       Employees to be Hired by Purchaser. (a) Upon Closing, Purchaser shall offer employment on terms and conditions substantially comparable to their current terms and conditions of employment (subject to the terms of Section 14.1(b)) to each of the employees employed by the Business at Closing (other than those employees on long-term disability). All employees of the Business who accept employment with Purchaser and commence such employment immediately after the Closing (the "Transferred Employees") shall receive credit for their years of service with Seller solely for purposes of vesting and eligibility in determining their employee benefits with Purchaser.

(b)          (i) As soon as administratively feasible after the Closing Date, Purchaser or its Affiliate shall adopt a 401(k) plan (the "NHCE Plan") for eligible Transferred Employees who are considered "non-highly compensated employees" under Section 414(q) of the Code (a "NHCE"). The NHCE Plan shall provide eligible Transferred Employees with matching contributions in accordance with the matching contribution formula provided under the Seller's 401(k) plan (the "Seller Plan") as of the date hereof. Any NHCE Transferred Employee who at any time after the Closing Date becomes a "highly compensated employee" as defined in Section 414(q) of the Code (an "HCE") shall not be permitted to continue to participate in the NHCE Plan for the year in which the participant changes from a NHCE to an HCE and beyond, but shall be permitted to participate in another 401(k) plan maintained by Purchaser for its eligible employees (the "Purchaser 401(k) Plan"). Only Transferred Employees who are NHCEs as of the Closing and who either (x) participated in the Seller Plan as of the Closing or (y) would have first satisfied the eligibility requirements of the Seller Plan after the Closing will be eligible to participate in the NHCE Plan. No Transferred Employee who is an HCE as of the Closing, or

who becomes an HCE thereafter, shall be permitted to participate in the NHCE Plan even if such Transferred Employee becomes an NHCE at anytime after the Closing.

(ii)          Transferred Employees who are HCEs as of the Closing shall be permitted to participate in the Purchaser 401(k) Plan after the Closing Date for so long as they remain eligible. In addition, if the HCE Transferred Employees remain employed by Purchaser, such HCE Transferred Employees shall be paid cash bonuses by Purchaser for the portion of calendar year 2006 after the Closing and for calendar year 2007 in an amount for each such year (or portion thereof) equal to the difference between the matching contribution to which such individual would have been entitled under the Seller Plan or the Seller's deferred compensation plan had the individual made elective deferrals to the maximum extent available to the individual and the matching contributions such individual would receive under the Purchaser 401(k) Plan had the individual made the maximum elective deferrals thereunder, regardless of whether such individual actually elects to make such deferrals to the Purchaser 401(k) Plan. Any NHCE who becomes an HCE after the Closing Date but prior to the end of calendar year 2007, shall be entitled to such cash bonus or bonuses as described in the immediately prior sentence for the 2006 and/or 2007 calendar years, as applicable, during which the Transferred Employee is reclassified as an HCE.

(iii)        In no event shall Purchaser be obligated hereunder to maintain the NHCE Plan beyond December 31, 2008.

(iv)         For purposes of this Section 14.1(b), the status of a Transferred Employee as an HCE or NHCE as of the Closing Date shall be determined based on such person's status as an HCE or NHCE of Seller immediately prior to the Closing Date.

(c)          Seller shall be solely responsible for any severance claims or any other claims or causes of action asserted by any employee of the Business not hired by Purchaser at Closing. In addition, Seller agrees to indemnify, defend and hold Purchaser harmless from and against any Adverse Consequences Purchaser suffers resulting from any claim by the Transferred Employees that the transaction gives rise to a right to receive severance payments.

14.2       Workers' Compensation, Medical Claims and Retirees. (a) Seller shall remain solely responsible for liability arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries occurring prior to Closing regardless of when such claims are filed. Purchaser shall be solely responsible for claims of Transferred Employees based on injuries occurring after Closing.

(b)          Seller shall remain solely responsible in accordance with its employee welfare benefit plans for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of employees of the Business under any of Seller's welfare benefit plans which claims relate to events or injuries incurred prior to the Closing regardless of when such claim was filed.

(c)          As of the Closing, with respect to former and retired employees of the Business who had terminated employment or retired on or prior to the Closing, Seller shall be liable for all Liabilities in connection with claims for benefits brought by or in respect of such former or retired employees of the Business under any of Seller's welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability benefits or otherwise.

ARTICLE XV

Certain Other Agreements

15.1       Post Closing Access to Record. Each party agrees to provide the other with access to all relevant documents and other information which may be needed by such other party for purposes of preparing tax returns or responding to an audit by any Governmental Authority or for any other reasonable purpose. Such access will be during normal business hours and subject to reasonable time limitations and at the expense of the requesting party.

15.2       Consents Not Obtained at Closing. (a) Seller shall use all commercially reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing such consents as are required to allow the assignment by Seller to Purchaser of the Seller's right, title and interest in, to and under any Contract included in the Purchased Assets. To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale and Assignment Agreement shall constitute an assignment or an attempted assignment of such Contract.

(b)          Anything in this Agreement or the Bill of Sale and Assignment Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Purchaser any of its rights and obligations in and to any Contract without first having obtained all necessary consents and waivers. After the Closing Date, Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with Seller at Seller's expense, to obtain any consents and waivers necessary to convey to Purchaser all Contracts intended to be included in the Purchased Assets.

(c)          If any such consents and waivers are not obtained with respect to any Contract, the Bill of Sale and Assignment Agreement shall constitute an equitable assignment by Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to such Contract, to the extent permitted by Law, and Purchaser shall be deemed to be the Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contract, and Seller shall take all necessary steps and actions to provide Purchaser with the benefits of such Contract. Seller shall hold Purchaser harmless from any Adverse Consequence that results from Seller's failure to obtain any required consents to assignment.

15.3       Avoidance of Double Withholding Taxes. With respect to employment Tax matters (i) Purchaser shall assume Seller's entire obligation to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date; (ii) Seller and Purchaser shall agree to elect the "predecessor-successor" basis with respect to each Transferred Employee pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 2004-53, 34 I.R.B 320; and (iii) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding

Laws for all Transferred Employees in all appropriate jurisdictions. Seller shall indemnify and hold Purchaser harmless from any Taxes incurred by Purchaser as a result of assuming Seller's obligations to prepare and file IRS Form W-2s that result from Seller's failure to comply with appropriate employment Tax matters.

15.4       Bulk Sale Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, Seller shall indemnify, defend and hold Purchaser Indemnitees harmless against any Adverse Consequences resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

15.5	Non-Competition; Non-Solicitation.

(a)          Prior to the fifth (5th) anniversary of the Closing Date, Seller shall not, directly or indirectly through any Affiliate thereof, (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, in any business competing with the Business as conducted on the Closing Date by Seller in the United States of America; (ii) assist others in engaging in any business competing with the Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer or other Person doing business with Purchaser to terminate its relationship with Purchaser.

(b)          Prior to the third (3rd) anniversary of the Closing Date, Seller shall not solicit for employment or hire any Transferred Employee that remains an employee of Purchaser at the time of or within the three (3) month period prior to such hiring or solicitation by Seller or any of its Affiliates.

(c)          Seller acknowledges that the restrictions, prohibitions and other provisions of this Section 15.5 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Purchaser, and are a material inducement to Purchaser to enter into the transactions contemplated by this Agreement.

(d)          It is the desire and intent of the parties to this Agreement that the provisions of this Section 15.5 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 15.5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 15.5 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(e)          Seller acknowledges and understands that the provisions of this Section 15.5 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 15.5 would cause Purchaser irreparable harm. In the event of a breach or threatened breach by Seller or any of its Affiliates of the provisions of Section 15.5, Purchaser shall be entitled to seek an injunction restraining it from such breach. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available for any breach or threatened breach of this Section 15.5, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

15.6       Use of Comtrak Name. After the Closing, neither Seller nor Stockholder, nor any Affiliate of either, may, directly or indirectly, use the name "Comtrak" or any derivative thereof or any similar name to identify itself or himself. Seller shall be responsible for all filing fees required to be paid in connection with filing Seller's change of name amendments in the state of its incorporation and in each other state in which it is qualified to transact business.

15.7       Stockholder's Guarantee. The Stockholder hereby unconditionally and irrevocably guarantees for the benefit of the Purchaser, the Purchaser Indemnitees and their respective heirs, successors and assigns all of the obligations of Seller under this Agreement and under each other agreement, contract or instrument executed and delivered by Seller to Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE XVI

Miscellaneous

16.1       Cost and Expenses. Purchaser will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and Seller will pay its own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

16.2       Entire Agreement. The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including the letter of intent dated November 15, 2005 among Purchaser, Seller and Stockholder. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.3       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

16.4       Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate. Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement, and further Purchaser guarantees to Seller the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to each such Affiliate of Purchaser where reference is made to actions or to be taken with respect to the acquisition of the Business or Purchased Assets, and shall be deemed to include both Purchaser and each such Affiliate where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16.5       Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

16.6       Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

16.7       Risk of Loss. Risk of loss, damage or destruction to the Purchased Assets shall be upon Seller until the Closing, and shall thereafter be upon Purchaser.

16.8       Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, excluding the "conflict of laws" rules thereof; provided, that the validity, interpretation and effect of Section 15.5 shall be governed exclusively by the laws of the State of Illinois, excluding the "conflict of laws" rules thereof.

16.9       Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that Purchaser may issue any press release or make any public announcement in such form as it deems necessary in its sole discretion to comply with the United States securities laws, but shall provide a copy to Stockholder in advance of its release.

16.10     U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

16.11     Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and shall survive the Closing.

16.12     Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or sent by reputable overnight delivery service and properly addressed as follows:

To Purchaser:

Hub Group, Inc.

3050 Highland Parkway, Suite 100

Downers Grove, IL 60515

Fax: (630) 964-6475

Attention: Chief Executive Officer and General Counsel

With a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Fax: (312) 558-5700

Attention: Patrick O. Doyle

To Seller or Stockholder:

Comtrak, Inc.

5660 Universal Drive

Memphis, Tennessee 38118

Fax: (901) 541-8097

Attention: Michael J. Bruns

With a copy to:

Martin, Tate, Morrow & Marston, P.C.

6410 Poplar Avenue, Suite 1000

Memphis, Tennessee 38119-4843

Fax: (901) 527-3746

Attention: Robert E. Orians

(b)          Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)          All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 16.12 if delivered personally or courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

16.13     SUBMISSION TO JURISDICTION; VENUE. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN COOK COUNTY, THE STATE OF ILLINOIS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

16.14     No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto and Purchaser Indemnified Persons, and the parties do not intend that any employee or any other person shall be a third-party beneficiary of the covenants by either Seller or Purchaser contained in this Agreement.

16.15     Disclosures. All matters disclosed by Seller in the Disclosure Schedule shall be deemed a disclosure of such matter only for the purpose of the Section of this Agreement referred to in the Disclosure Schedule, and shall not be deemed a disclosure with respect to any other Section of this Agreement unless specifically so stated in writing by Seller in the Disclosure Schedule.

16.16     Enforcement Costs. In the event that either party seeks to enforce its rights or remedies under this Agreement (whether for injunctive relief or damages or both) or seeks a declaration of costs or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and expenses.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLER:	COMTRAK, INC.

By /s/Michael J. Bruns
Name: Michael J. Bruns
Title: President

PURCHASER:	HUB GROUP, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

STOCKHOLDER:	MICHAEL J. BRUNS

By /s/Michael J. Bruns